EXHIBIT  99.1

FOR IMMEDIATE RELEASE
Date: July 25, 2016
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 24.7% Increase in Net Income
for the Fiscal Year Ended June 30, 2016

Catskill, N.Y. -- (BUSINESS WIRE) – July 25, 2016 -- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the fiscal year and quarter ended June 30, 2016.  Net income for the fiscal year and quarter ended June 30, 2016 was $9.0 million, or $1.06 per basic and diluted share, and $2.3 million, or $0.28 per basic and $0.27 per diluted share, respectively, as compared to $7.2 million, or $0.85 per basic and diluted share, and $1.8 million, or $0.22 per basic and $0.21 per diluted share, for the fiscal year and quarter ended June 30, 2015, respectively. Earnings per share have been restated for prior periods as a result of a 2-for-1 stock split which was paid on March 15, 2016 as if the new shares had been issued and outstanding at the same time as the original shares.  Net income increased $1.8 million, or 24.7%, when comparing the years ended June 30, 2016 and 2015, and increased $513,000, or 28.2%, when comparing the quarters ended June 30, 2016 and 2015.

Donald E. Gibson, President & CEO, stated, “In this very challenging, low rate environment, it is my pleasure to report for the eighth consecutive year Greene County Bancorp, Inc. produced record earnings.”

I am also pleased to report that Greene County Bancorp, Inc., (GCBC) has been officially added to membership of the Russell 3000® and Russell 2000® Index. I believe this is reflective of the long term progress we have made as we continue to grow our core business.”  For more information regarding the Russell Indexes Reconstitution® please go to the “Russell Reconstitution” section of the Russell website. (www.ftserussell.com)

Selected highlights for the fiscal year and quarter ended June 30, 2016 are as follows:

Net Interest Income and Margin
•	Net interest income increased $2.8 million to $26.2 million for the year ended June 30, 2016 from $23.4 million for the year ended June 30, 2015. Net interest income increased $864,000 to $6.9 million for the quarter ended June 30, 2016 from $6.0 million for the quarter ended June 30, 2015. These increases in net interest income were primarily the result of growth in average interest-earning assets.
•	Net interest spread and margin decreased 4 basis points to 3.30% and 3.37%, respectively, for the year ended June 30, 2016 compared to 3.34% and 3.41%, respectively, for the year ended June 30, 2015. Net interest spread decreased 9 basis points to 3.22% for the quarter ended June 30, 2016 compared to 3.31% for the quarter ended June 30, 2015, and net interest margin decreased 10 basis points to 3.29%, for the quarter ended June 30, 2016 compared to 3.39%, for the quarter ended June 30, 2015. The decrease in spread and margin is due to a change in the mix of interest-earning assets, with growth in tax-exempt securities, as well as the promotion of lower rate mortgage loans (both residential and commercial) with terms of 10 to 15 years.

•	Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.62% and 3.55% for the year and quarter ended June 30, 2016 compared to 3.64% and 3.61% for the year and quarter ended June 30, 2015.

Asset Quality and Loan Loss Provision
•	The provision for loan losses amounted to $1.7 million and $1.6 million for the years ended June 30, 2016 and 2015, respectively. The provision for loan losses amounted to $535,000 and $424,000 for the quarters ended June 30, 2016 and 2015, respectively. Allowance for loan losses to total loans receivable decreased to 1.79% as of June 30, 2016 as compared to 1.81% as of June 30, 2015.
•	Net charge-offs amounted to $330,000 and $833,000 for the years ended June 30, 2016 and 2015, respectively, and amounted to $38,000 and $106,000 for the quarters ended June 30, 2016 and 2015, respectively. Net charge-offs have declined as a result of continued improvement in the level of nonperforming loans.
•	Nonperforming loans amounted to $3.4 million and $4.7 million at June 30, 2016 and 2015, respectively. At June 30, 2016, nonperforming assets were 0.43% of total assets and nonperforming loans were 0.65% of net loans.

Noninterest Income and Noninterest Expense
•	Noninterest income increased $268,000, or 4.7%, to $6.0 million for the year ended June 30, 2016 as compared to $5.7 million for the year ended June 30, 2015. Noninterest income increased $63,000, or 4.3%, and totaled $1.5 million for the quarters ended June 30, 2016 and June 30, 2015. These increases in both the year and quarter ended June 30, 2016 were primarily due to increases in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards. Also, impacting the year ended June 30, 2016, was an increase in other operating income which was primarily the result of income generated by loan fees.
•	Noninterest expense increased $839,000, or 4.7%, to $18.9 million for the year ended June 30, 2016 as compared to $18.0 million for the year ended June 30, 2015. Noninterest expense increased $92,000, or 1.9%, to $4.8 million for the quarter ended June 30, 2016 as compared to $4.7 million for the quarter ended June 30, 2015. Salaries and employee benefits expenses increased $635,000 and $157,000 when comparing the years and quarters ended June 30, 2016 and 2015, respectively, primarily due to the opening of a new branch in Kingston during the third quarter of fiscal 2015, as well as additional staffing within our lending department and customer service center. Service and data processing fees also increased $198,000 and $53,000 when comparing the years and quarters ended June 30, 2016 and 2015, respectively, as a result of an upgrade to a new online banking platform during the second quarter of fiscal 2016. Advertising and promotion costs increased $79,000 and $33,000 when comparing the years and quarters ended June 30, 2016 and 2015, respectively, as a result of increased marketing within our new market area in Ulster County. Partially offsetting these increases was a decrease in occupancy expense of $116,000 and $69,000 when comparing the years and quarters ended June 30, 2016 and 2015, respectively, which was primarily due to lower fuel prices and lower snow removal costs as a result of a mild winter season. Additionally, other noninterest expense increased $110,000 when comparing the years ended June 30, 2016 and 2015. Contributing to this increase were increased costs related to Greene Risk Management, Inc., service charges paid to correspondent banks, and increased postage costs resulting from increased advertising and promotion. Other noninterest expense decreased $116,000 when comparing the quarters ended June 30, 2016 and 2015 primarily due to a decrease in other expenses related to foreclosed real estate costs.

Income Taxes
•	The effective tax rate was 23.0% and 22.8% for the year and quarter ended June 30, 2016, compared to 24.4% and 20.7% for the year and quarter ended June 30, 2015. The effective tax rate has continued to decline as a result of increased income derived from tax-exempt bonds and loans as well as continued loan growth within the Company’s real estate investment trust subsidiary. Also contributing to the lower effective income tax rate is the tax benefits derived from the Company’s pooled captive insurance company, as premium income received by the pooled captive insurance company is exempt from income taxes. The premiums paid to the pooled captive insurance company by the Company and its banking subsidiaries are tax deductible.

Balance Sheet Summary
•	Total assets of the Company were $868.8 million at June 30, 2016 as compared to $738.6 million at June 30, 2015, an increase of $130.2 million, or 17.6%.
•	Securities available-for-sale and held-to-maturity amounted to $305.1 million, or 35.1% of assets, at June 30, 2016 as compared to $255.0 million, or 34.5% of assets, at June 30, 2015, an increase of $50.1 million, or 19.6%.
•	Net loans receivable increased $79.3 million, or 17.9%, to $522.8 million at June 30, 2016 from $443.5 million at June 30, 2015. The loan growth experienced during the year consisted primarily of $50.4 million in commercial real estate loans, $8.3 million in residential real estate loans, $13.2 million in construction loans, and $8.9 million in commercial loans.
•	Total deposits increased $116.2 million, or 18.7%, to $738.9 million at June 30, 2016 from $622.7 million at June 30, 2015. This increase was the result of growth in new account relationships primarily from our newest branch location in Kingston and within our commercial bank subsidiary, Greene County Commercial Bank, as well as tax collection receipts deposited by our existing municipal depositors.
•	The Company had $26.1 million of short-term borrowings and $20.3 million of long-term borrowings, with the Federal Home Loan Bank at June 30, 2016 compared to $22.9 million of short-term borrowings and $18.8 million of long-term borrowings at June 30, 2015.
•	Total shareholders’ equity increased $7.4 million to $74.3 million, or 8.6% of total assets, at June 30, 2016, from total equity of $66.9 million, or 9.1% of total assets, at June 30, 2015.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, of The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services. In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Quarterly Information."

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
Dollars in thousands, except per share data

	At or for the Years Ended June 30,		At or for the Quarter Ended June 30,
	2016	2015	2016	2015
Interest income	$28,802	$25,700	$7,540	$6,585
Interest expense	2,581	2,302	689	598
Net interest income	26,221	23,398	6,851	5,987
Provision for loan losses	1,673	1,556	535	424
Noninterest income	5,965	5,697	1,532	1,469
Noninterest expense	18,871	18,032	4,829	4,737
Income before taxes	11,642	9,507	3,019	2,295
Tax provision	2,679	2,318	687	476
Net Income	$8,963	$7,189	$2,332	$1,819

Basic EPS[6]	$1.06	$0.85	$0.28	$0.22
Weighted average shares outstanding[6]	8,459,327	8,437,342	8,474,981	8,444,714
Diluted EPS[6]	$1.06	$0.85	$0.27	$0.21
Weighted average diluted shares outstanding[6]	8,476,292	8,497,374	8,493,523	8,501,120
Dividends declared per share [6]	$0.37	$0.36	$0.0925	$0.09

Selected Financial Ratios
Return on average assets[1]	1.13%	1.02%	1.10%	1.00%
Return on average equity[1]	12.68%	11.19%	12.68%	10.96%
Net interest rate spread[1]	3.30%	3.34%	3.22%	3.31%
Net interest margin[1]	3.37%	3.41%	3.29%	3.39%
Fully taxable-equivalent net interest margin[2]	3.62%	3.64%	3.55%	3.61%
Efficiency ratio[3]	58.63%	61.98%	57.60%	63.53%
Non-performing assets to total assets	0.43%	0.75%
Non-performing loans to net loans	0.65%	1.06%
Allowance for loan losses to non-performing loans	278.72%	173.53%
Allowance for loan losses to total loans	1.79%	1.81%
Shareholders’ equity to total assets	8.55%	9.06%
Dividend payout ratio[4]	34.91%	42.35%
Actual dividends paid to net income[5]	20.69%	25.01%
Book value per share[6]	$8.77	$7.92

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was approximately 34% for federal income taxes and 3.63% for New York State income taxes for all periods presented.  The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margin.

	For the years ended June 30,		For the quarter ended June 30,
(Dollars in thousands)	2016	2015	2016	2015
Net interest income (GAAP)	$26,221	$23,398	$6,851	$5,987
Tax-equivalent adjustment	1,922	1,518	528	398
Net interest income (fully taxable-equivalent basis)	$28,143	$24,916	$7,379	$6,385

Average interest-earning assets	$777,539	$685,172	$832,146	$707,426
Net interest margin (fully taxable-equivalent basis)	3.62%	3.64%	3.55%	3.61%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.4% of the Company’s shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the quarters ended March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015, December 31, 2014, and September 30, 2014.  Dividends were paid to the MHC during the quarters ended June 30, 2016 and March 31, 2015.
6On February 17, 2016, the Company announced that its Board of Directors has declared a two-for-one stock split on the Company’s common stock.  The stock split was paid on March 15, 2016 to stockholders of record as of March 7, 2016. Shares and per share data have been restated in all periods presented as if the new shares had been issued and outstanding at the same time as the original shares.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
Dollars in thousands

	At June 30, 2016	At June 30, 2015
Assets
Total cash and cash equivalents	$15,895	$15,538
Long term certificate of deposit	2,210	1,230
Securities- available for sale, at fair value	100,123	86,034
Securities- held to maturity, at amortized cost	204,935	169,000
Federal Home Loan Bank stock, at cost	2,752	2,494

Gross loans receivable	531,290	450,755
Allowance for loan losses	(9,485)	(8,142)
Unearned origination fees and costs, net	959	883
Net loans receivable	522,764	443,496

Premises and equipment	14,176	14,515
Accrued interest receivable	3,610	3,026
Foreclosed real estate	370	847
Prepaid expenses and other assets	1,946	2,467
Total assets	$868,781	$738,647

Liabilities and shareholders’ equity
Non-interest bearing deposits	$85,780	$73,359
Interest bearing deposits	653,107	549,358
Total deposits	738,887	622,717

Borrowings from FHLB, short term	26,100	22,900
Borrowings from FHLB, long term	20,300	18,800
Accrued expenses and other liabilities	9,193	7,310
Total liabilities	794,480	671,727
Total shareholders’ equity	74,301	66,920
Total liabilities and shareholders’ equity	$868,781	$738,647
Common shares outstanding[1]	8,475,614	8,444,714
Treasury shares[1]	135,726	166,626

1On February 17, 2016, the Company announced that its Board of Directors has declared a two-for-one stock split on the Company’s common stock.  The stock split was paid on March 15, 2016 to stockholders of record as of March 7, 2016. Shares data has been restated in all periods presented as if the new shares had been issued and outstanding at the same time as the original shares.